Exhibit 10.2

AB Private Credit Investors LLC

405 Colorado Street, Suite 1500

Austin, Texas 78701

February 10, 2026

J. Brent Humphries

President and Chairman of the Board

AB Private Credit Investors Corporation

405 Colorado Street, Suite 1500

Austin, Texas 78701

Re:	Waiver of Base Management Fee & Incentive Fee

Dear Mr. Humphries:

Reference is hereby made to the Second Amended and Restated Investment Advisory Agreement (the “Current Investment Advisory Agreement”), dated March 24, 2022, by and between the AB Private Credit Investors Corporation (the “Company”) and AB Private Credit Investors LLC (the “Adviser”). Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Current Investment Advisory Agreement.

Effective as of January 1, 2026 (the “Effective Date”) through the date of this fee waiver agreement (the “Fee Waiver Agreement,” the latter date, the “Termination Date” and such period, the “Waived Period”), we hereby agree to calculate the Base Management Fee and certain Incentive Fees as set forth below, and to waive such portions of the Base Management Fee and certain Incentive Fees that are in excess of the reduced Base Management Fee and reduced Incentive Fees that the Adviser would otherwise be entitled to receive under the Current Investment Advisory Agreement, in each case, as set forth herein.

1.	Base Management Fee Waiver.

Pursuant to the Current Investment Advisory Agreement, the Adviser, for its services to the Company, was entitled to receive a Base Management Fee from the Company calculated at an annual rate of 1.375%. The Base Management Fee was payable quarterly in arrears, and was calculated based on a percentage of the average outstanding assets of the Company (which equals the gross value of equity and debt instruments, including investments made utilizing leverage), excluding cash assets, during such fiscal quarter. Base Management Fees for any partial quarter will be appropriately pro-rated.

As of the Effective Date and through the Termination Date, the Base Management Fee will be calculated at an annual rate of 1.25% (the “Reduced Base Management Fee”). The Reduced Base Management Fee will be payable quarterly in arrears, and will be calculated based on a percentage of the average outstanding assets of the Company (which equals the gross value of equity and debt instruments, including investments made utilizing leverage), excluding cash assets, during such fiscal quarter. Base Management Fees for any partial quarter will be appropriately pro-rated.

2.	Incentive Fee Waiver.

a.	Income-Based Incentive Fee Waiver.

Pursuant to the Current Investment Advisory Agreement, the Adviser, for its services to the Company, was entitled to receive an Income-Based Incentive Fee from the Company with multiple break points, including (but not limited to) an Incentive Fee with respect to the Company’s Pre-Incentive Fee net investment income in each calendar quarter as follows: (i) 100% of Pre-incentive Fee Net Investment Income with respect to that portion of such Pre-incentive Fee Net Investment Income, if any, that exceeds the 8% Hurdle Rate but is less than 2.50% in any calendar quarter (the “8% Catch-up Cap”), approximately 10% per annum. This portion of Pre-incentive Fee Net Investment Income (which exceeds the 8% Hurdle Rate but is less than the 8% Catch-up cap) is referred to as the “8% Catch-up”. The 8% Catch-up is meant to provide the Adviser with 20.0% of the Pre-incentive Fee Net Investment Income as if a hurdle rate did not apply if this net investment income exceeded 2.50% in any calendar quarter; and (ii) 20.0% of the amount of Pre-incentive Fee Net Investment Income, if any, that exceeds 2.50% in any calendar quarter.

The Income-Based Incentive Fee was payable quarterly in arrears based on the Company’s Pre-incentive Fee Net Investment Income for the quarter. Income-Based Incentive Fees for any partial quarter will be appropriately pro-rated.

As of the Effective Date and through the Termination Date, this portion of the Income-Based Incentive Fee will be calculated as follows (such reduced portion of the Income-Based Incentive Fee, the “Reduced Income-Based Incentive Fee”): (i) 100% of Pre-incentive Fee Net Investment Income with respect to that portion of such Pre-incentive Fee Net Investment Income, if any, that exceeds the 8% Hurdle Rate but is less than 2.42% in any calendar quarter (the “8% Catch-up Cap”), approximately 9.7% per annum. This portion of Pre-incentive Fee Net Investment Income (which exceeds the 8% Hurdle Rate but is less than the 8% Catch-up cap) is referred to as the “8% Catch-up”. The 8% Catch-up is meant to provide the Adviser with 17.5% of the Pre-incentive Fee Net Investment Income as if a hurdle rate did not apply if this net investment income exceeded 2.42% in any calendar quarter; and (ii) 17.5% of the amount of Pre-incentive Fee Net Investment Income, if any, that exceeds 2.42% in any calendar quarter. The Reduced Income-Based Incentive Fee will be payable quarterly in arrears based on the Company’s Pre-incentive Fee Net Investment Income for the quarter.

b.	Capital Gains Fee Waiver.

Pursuant to the Current Investment Advisory Agreement, the Adviser, for its services to the Company, was entitled to receive a Capital Gains Fee from the Company, determined and payable in arrears as of the end of each calendar year (or upon termination of the Agreement as set forth therein) equal to 20.0% of the Company’s aggregate cumulative realized capital gains, if any, from the date of the Company’s election to be regulated as a BDC through the end of each calendar year, computed net of all aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation, less the aggregate amount of any previously paid capital gain Incentive Fees, with respect to each of the investments in the Company’s portfolio. For purposes of calculating the Capital Gains Fee, the Company’s “aggregate cumulative realized capital gains” does not include any unrealized appreciation. The Capital Gains Fee was not subject to any minimum return to stockholders. If such amount is negative, then no Capital Gains Fee will be payable for such year. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

As of the Effective Date and through the Termination Date, the Capital Gains Fee will be calculated at a rate equal to 17.5% of the Company’s aggregate cumulative realized capital gains, if any, from the date of the Company’s election to be regulated as a BDC through the end of each calendar year, computed net of all aggregate cumulative realized capital losses and aggregate cumulative unrealized capital depreciation, less the aggregate amount of any previously paid capital gain Incentive Fees, with respect to each of the investments in the Company’s portfolio (the “Reduced Capital Gains Fee”). The Reduced Capital Gains Fee will be determined and payable in arrears at the end of the calendar year (or upon termination of the Agreement as set forth therein).

3.	Miscellaneous.

For the avoidance of doubt, the purpose of this Fee Waiver Agreement is to reduce the Base Management Fees and Incentive Fees payable to the Adviser by the Company during the Waived Period. In order to ensure that each of the Reduced Base Management Fee, Reduced Income-Based Incentive Fee and Reduced Capital Gains Fee is less than the Base Management Fee, Income-Based Incentive Fee and Capital Gains Fee, respectively, that would otherwise be payable under the Current Investment Advisory Agreement, the Adviser will, for the Waived Period, calculate each of the Reduced Base Management Fee, the Base Management Fee, the Reduced Income-Based Incentive Fee, the Income Based Incentive Fee, the Reduced Capital Gains Fee and the Capital Gains Fee under the terms of the Current Investment Advisory Agreement. If, for any portion of the Waived Period, the Reduced Base Management Fee would be greater than the Base Management Fee, the Reduced Income-Based Incentive Fee would be greater than the Income-Based Incentive Fee or the Reduced Capital Gains Fee would be greater than the Capital Gains Fee calculated under the terms of the Current Investment Advisory Agreement, then, in each case, Adviser shall only be entitled to the lesser of those two amounts.

This Fee Waiver Agreement does not change the calculation of any of the other elements of the Income-Based Incentive Fee payable under the Current Investment Advisory Agreement.

[Signature page to follow]

Sincerely yours,

AB Private Credit Investors LLC

By:	/s/ Wesley Raper
Name: Wesley Raper
Title: Chief Operating Officer

[Signature Page to 2026 Fee Waiver Letter]